Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103

215.299.6000 phone
215.299.5998 fax

News Release	www.fmc.com

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor Relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Reaches Agreement to Sell Astaris Joint Venture

PHILADELPHIA, September 1, 2005 — FMC Corporation (NYSE: FMC) and Solutia Inc. announced today the companies have reached an agreement to sell their 50/50 specialty phosphates joint venture, Astaris LLC, to Israel Chemicals Ltd. (ICL). Under the terms of the agreement, ICL will purchase substantially all of the assets of Astaris for $255 million.

This transaction is subject to certain approvals, including regulatory clearances and the U.S. Bankruptcy Court overseeing Solutia’s Chapter 11 case.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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